                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 4


                   The Cincinnati Gas and Electric Company 1
______________________________________________________________________________
                                (Name of Issuer)

                                    Common
______________________________________________________________________________
                         (Title of Class of Securities)

                                  172070104
______________________________________________________________________________
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bank Corp. 25-143-5979


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)  Citizenship or Place of Organization Pennsylvania


   Number of Shares         5) Sole Voting Power                              0
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                            0


                            7) Sole Dispositive Power                         0


                            8) Shared Dispositive Power                       0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                              0


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


    11) Percent of Class Represented by Amount in Row (9)                     0

    12) Type of Reporting Person (See Instructions)                          HC




         1 Effective October 24, 1994, The Cincinnati Gas & Electric Company
           (CG&E) merged with PSI Resources, Inc. to form CINergy, Corp. resulting in the exchange of CG&E common stock for CINergy common stock on a 1-for-1 basis.

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 4


                   The Cincinnati Gas and Electric Company 1
______________________________________________________________________________
                                (Name of Issuer)

                                    Common
______________________________________________________________________________
                         (Title of Class of Securities)

                                  172070104
______________________________________________________________________________
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bancorp, Inc. 51-0326854


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power                              0
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                            0


                            7) Sole Dispositive Power                         0


                            8) Shared Dispositive Power                       0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                              0


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


    11) Percent of Class Represented by Amount in Row (9)                     0

    12) Type of Reporting Person (See Instructions)                          HC




         1 Effective October 24, 1994, The Cincinnati Gas & Electric Company
           (CG&E) merged with PSI Resources, Inc. to form CINergy, Corp. resulting in the exchange of CG&E common stock for CINergy common stock on a 1-for-1 basis.

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 4


                   The Cincinnati Gas and Electric Company 1
______________________________________________________________________________
                                (Name of Issuer)

                                    Common
______________________________________________________________________________
                         (Title of Class of Securities)

                                  172070104
______________________________________________________________________________
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bank, Ohio, National Association


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)  Citizenship or Place of Organization United States of America


   Number of Shares         5) Sole Voting Power                              0
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                            0


                            7) Sole Dispositive Power                         0


                            8) Shared Dispositive Power                       0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                              0


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


    11) Percent of Class Represented by Amount in Row (9)                     0

    12) Type of Reporting Person (See Instructions)                          BK




         1 Effective October 24, 1994, The Cincinnati Gas & Electric Company
           (CG&E) merged with PSI Resources, Inc. to form CINergy, Corp. resulting in the exchange of CG&E common stock for CINergy common stock on a 1-for-1 basis.

   Item 4 - Ownership:
      (a) Amount Beneficially Owned:
                                                                              0


      (b) Percent of Class:
                                                                              0


      (c) Number of shares to which such person has:
          (i)   sole power to vote or to direct the vote                      0
          (ii)  shared power to vote or to direct the vote                    0
          (iii) sole power to dispose or to direct the disposition of         0
          (iv)  shared power to dispose or to direct the disposition of       0


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